Exhibit 2.2

List of Exhibits and Schedules to Agreement and Plan of Merger

Exhibit A*	Certificate of Incorporation of Merger Sub; Bylaws of Merger Sub

Exhibit B	Form of Amended and Restated Articles of Incorporation of Sprint Nextel Corporation

Exhibit C	Form of Amended and Restated Bylaws of Sprint Nextel Corporation

Exhibit D*	Summary of Social Terms

Exhibit E*	The ILEC Separation

Exhibit F*	Form of Affiliate Letter

Sprint Disclosure Schedule*

Nextel Disclosure Schedule*

*Omitted pursuant to Item 601(b)(2) of Regulation S-K